                                                                   EXHIBIT 10.31


                                                                  CONFORMED COPY


                              EMPLOYMENT AGREEMENT



          THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 26th day of February, 1998, between SMARTALK TELESERVICES, INC., a California corporation (the "Company") and ROBERT H. LORSCH (the "Executive").


          WHEREAS, the parties hereto previously have entered into that certain Employment Agreement, dated July 16, 1996 (the "1996 Employment Agreement"), with respect to, among other things, employment of Executive as the President, Chief Executive Officer and Chairman of the Board of the Company (the "Board"); and

          WHEREAS, the parties hereto wish to enter into an employment agreement to employ the Executive as Chairman of the Board and to set forth certain additional agreements between the Executive and the Company.


          NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:


          1.   Term.
               ----

          The Company will employ the Executive, and the Executive will serve the Company, under the terms of this Agreement for an initial term of three years, commencing on February 26, 1998. Effective as of the expiration of such initial three-year term and as of each anniversary date thereof, the term of this Agreement shall be extended for an additional one-year period unless, not later than twelve months prior to each such respective date, either party hereto shall have given notice to the other that the term shall not be so extended. Notwithstanding the foregoing, the Executive's employment hereunder may be earlier terminated, as provided in Section 4 hereof. The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the "Term". The period of time between the commencement and the termination of the Executive's employment hereunder shall be referred to herein as the "Employment Period."


          2.  Employment.
              ----------

              (a) Positions and Reporting.  The Company hereby employs the
                  -----------------------
Executive for the Employment Period as its Chairman of the Board on the terms and conditions set forth in this Agreement. During the Employment Period, the Executive shall report directly to the Board of Directors of the Company (the "Board").

              (b) Authority and Duties. During the Employment Period, the
                  --------------------
Executive shall devote such time, skill and efforts to the business of the Company as may be reasonably be requested by the Board and the Chief Executive Officer, and as are commensurate with his position as Chairman of the Board. Executive shall be based in Southern California (or such other location as Executive may elect). Notwithstanding the foregoing, the Executive may
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(i) make and manage personal business investments of his choice, (ii) provide consulting or similar services to persons or entities not engaged in a Competitive Business, (iii) serve in any capacity with any civic, educational or charitable organization, or any trade association and (iv) serve on the boards of directors of other corporations that are not engaged in a Competitive Business. The Company agrees to provide sales support representation to the extent that the duties undertaken by Executive involve customer arrangements.


          3.  Compensation and Benefits.
              -------------------------

              (a) Salary.  During the Employment Period, the Company shall pay
                  ------
to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $310,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company (the "Base Salary"). Such Base Salary shall be subject to review each year for possible increase by the Board in its sole discretion, but shall in no event be decreased from its then-existing level during the Employment Period. In addition, Executive shall be eligible for such bonus amounts, if any, as may from time to time be awarded by action of the Board.

              (b) Insurance Policies.   The Company shall purchase for up to an
                  ------------------
annual premium amount of $20,000 and maintain in force during the Employment Period, life and disability insurance on the Executive, the beneficiary of which shall be designated by the Executive (the "Executive Policies"). In the event that the Company cancels the Executive Policies, the Executive shall have the option to continue them in force at his own expense. The Executive Policies shall be assigned to the Executive upon the termination of this Agreement. In addition, at his option and to the extent permitted by the terms of such policy, Executive may elect to assume payment of the premiums under any existing "key-man" life insurance policy and to designate the beneficiary thereof.

              (c) Secretarial Arrangements.  During the Employment Period, the
                  ------------------------
Executive shall be entitled to the services of a secretary or other assistant selected by Executive, who shall be employed by and at the expense of the Company; provided, that the Company shall not be responsible for a salary in excess of $54,000 per year plus the cost of benefits currently provided by the Company to Executive's secretary.

              (d) Office Space and Furnishings.  During the initial three years
                  ----------------------------
of the Employment Period, Executive shall be provided with a non-accountable office space and furnishings allowance of $5,000 per month, payable not later than the fifth day of each calendar month. In addition, the Company shall provide Executive, for the duration of the Employment Period, with the use of the office furnishings currently utilized by Executive and his secretary. During the Employment Period, the Executive shall be provided with access to telecommunications and e-mail services substantially similar to those currently provided to Executive at no cost to Executive.


              (f) Other Benefits.  During the Employment Period, the Executive
                  --------------
shall receive such other life insurance, pension, disability insurance, health insurance, holiday, vacation and sick pay benefits and other benefits which the Company extends, as a matter of

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policy, to its executive employees and, except as otherwise provided herein, shall be entitled to participate in all deferred compensation and other incentive plans of the Company on the same basis as other like employees or the Company. Without limiting the generality of the foregoing, the Executive shall be entitled to four (4) weeks vacation during each year of the Employment Period, which shall be scheduled in the Executive's discretion, subject to and taking into account the business exigencies of the Company. Unused vacation may be accrued up to a maximum of six (6) weeks of unused vacation, and thereafter the Executive shall cease to accrue vacation thereafter until used.

          (g) Miscellaneous Expenses.  During the Employment Period, that
              ----------------------
Company shall provide Executive with a non-accountable expense allowance of $10,500 per month, payable not later than the fifth day of each calendar month, which allowance may be utilized by Executive for such purposes as Executive in his sole discretion may deem necessary or desirable.


          (h) Business Expenses.  During the Employment Period, the Company
              -----------------
shall promptly reimburse the Executive for all documented reasonable business expenses incurred by the Executive in the performance of his duties under this Agreement, in accordance with the Company's policies and standards of similar or comparable companies.

      4.  Termination of Employment.
          -------------------------

          (a) Termination for Cause.  The Company may terminate the Executive's
              ---------------------
employment hereunder for cause. For purposes of this Agreement and subject to the Executive's opportunity to cure as provided in Section 4(c) hereof, the Company shall have "cause" to terminate the Executive's employment hereunder only if the Executive is convicted of or pleads guilty to a felony involving financial misconduct or moral turpitude.


          (b) Termination for Good Reason.  The Executive shall have the right
              ---------------------------
at any time to terminate his employment with the Company at any time and for any reason. For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 4(c) hereof, the Executive shall have "good reason" to terminate his employment hereunder if such termination shall be the result of:


                    (i) a breach by the Company of the compensation and benefits provisions set forth in Section 3 hereof;

                    (ii) notice of non-renewal of the Agreement by the Company in accordance with Section 1 hereof;

                    (iii) notice of termination by the Executive under Section 4(c) hereof within 12 months following the occurrence of a Change in Control (as defined in Section 4(e) hereof); or

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                    (iv) a material breach by the Company of any material terms of this Agreement.


          (c) Notice and Opportunity to Cure.  Notwithstanding the foregoing, it
              ------------------------------
shall be a condition precedent to the Company's right to terminate the Executive's employment for "cause" and the Executive's right to terminate his employment for "good reason" that (1) the party seeking the termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (2) if such breach is susceptible of cure or remedy, a period of 30 days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within 30 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed 30 days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

          (d) Termination Upon Death or Permanent and Total Disability.  The
              --------------------------------------------------------
Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by the Company if the Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a period of six or more consecutive months from the first date of the disability ("Disability"). If the Employment Period is terminated by reason of Disability of the Executive, the Company shall give 30-days' advance written notice to that effect to the Executive.

          (e) Definition of Change in Control.  A "Change in Control" shall
              -------------------------------
be deemed to have taken place if:


                    (i) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock are converted into cash, securities or other property, other than a consolidation or merger of the Company in which the holders of the Company's voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock, or any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

                    (ii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall, after the date hereof, become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the voting power of all of the then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Board (including, without limitation, any securities of the Company that any such person has the right to acquire

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          pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person); or

                    (iii) individuals who as of the date hereof constitute the entire Board and any new directors whose election by the Company's shareholders, or whose nomination for election by the Company's board, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the date hereof or whose election or nomination for election shall have been so approved (the "Continuing Directors") shall cease for any reason to constitute a majority of the members of the Board.


          5.  Consequences of Termination.
              ---------------------------

              (a) Termination Without Cause or for Good Reason.  In the event of
                  --------------------------------------------
termination of the Executive's employment hereunder by the Company without "cause" (other than upon death or Disability) or by the Executive for "good reason" (each as defined in Section 4 hereof), the Executive shall be entitled to the following severance pay and benefits:


                  (i) Severance Pay - severance payments in the form of continuation of payments of the Executive's Base Salary as in effect immediately prior to such termination , as well as the other amounts payable pursuant to Section 3, over the longer of (A) the then remainder of the Term (as if a timely non-renewal notice has been given) and (B) 24 months (the "Severance Period").

                 (ii) Benefits Continuation - continuation for the Severance Period of coverage under the group medical care, disability and life insurance benefit plans or arrangements in which the Executive is participating at the time of termination; provided, however, that the Company's obligation to provide such coverages shall be terminated if the Executive obtains comparable substitute coverage from another employer at any time during the Severance Period. The Executive shall be entitled, at the expiration of the Severance Period, to elect continued medical coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision thereto).


              (b) Termination Upon Disability.  In the event of termination of
                  ---------------------------
the Executive's employment hereunder by the Company on account of Disability, the Executive shall be entitled to the following severance pay and benefits:


                  (i) Severance Pay - severance payments in the form of continuation of the Executive's Base Salary as in effect immediately prior to such termination, as well as the other amounts payable pursuant to Section 3, for a period of the longer of 12 months following the first date of Disability and the then remainder of the Term (as if a timely non-renewal notice has been given);

                 (ii) Benefits Continuation - the same benefits as provided in Section 5(a)(ii) above, to be provided during the Employment Period while the

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

          Executive is suffering from Disability and for a period of 12 months following the effective date of termination of employment by reason of Disability.


          In addition to the foregoing, the Company shall remit to the Executive any benefits received by the Company, as beneficiary, pursuant to any additional disability insurance policy which was maintained by the Executive prior to his employment with the Company.


          (c) Termination Upon Death.  In the event of termination of the
              ----------------------
Executive's employment hereunder on account of the Executive's death, the Executive's heirs, estate or personal representatives under law, as applicable, shall be entitled to the payment of the Executive's Base Salary as in effect immediately prior to death for a period of not less than two calendar months and not more than the earlier of six calendar months or the payment of benefits pursuant to the Executive's life insurance policy, as provided for in Section 3(d) above. The Executive's beneficiary or estate shall not be required to remit to the Company any payments received pursuant to any life insurance policy purchased pursuant to Section 3(d) above.

          (d) Other Terminations.  In the event of termination of the
              ------------------
Executive's employment hereunder for any reason other than those specified in subsection (a) through (c) of this Section 5, the Executive shall not be entitled to any severance pay or benefits continuation contemplated by the foregoing, except as may otherwise be provided under the applicable benefit plans or award agreements relating to the Executive.

          (e) Accrued Rights.  Notwithstanding the foregoing provisions of this
              --------------
Section 5, in the event of termination of the Executive's employment hereunder for any reason, the Executive shall be entitled to payment of any unpaid portion of his Base Salary through the effective date of termination, and payment of any accrued but unpaid rights solely in accordance with the terms of any incentive bonus or employee benefit plan or program of the Company.

          (f) Conditions to Severance Benefits.  (i) The Company shall have the
              --------------------------------
right to seek repayment of the severance payments and benefits provided by this
Section 5 in the event that the Executive fails to honor in accordance with their terms the provisions of Sections 6, 7 and 8 hereof.

              (ii) For purposes only of this Section, Employee shall be treated as having failed to honor the provisions of Sections 6, 7 or 8 hereof only upon the vote of two-thirds of the Board following notice of the alleged failure by the Company to the Executive, an opportunity for the Executive to cure the alleged failure for a period of 30 days from the date of such notice and the Executive's opportunity to be heard on the issue by the Board.


          6.  Confidentiality.  The Executive agrees that he will not at any
              ---------------
time during the Employment Period or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Company, including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information


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

regarding its financial matters, or any other material information concerning the business of the Company (including customer lists), its manner of operation, its plans or other material data (the "Business"). The provisions of this
Section 6 shall not apply to (i) information disclosed in the performance of the Executive's duties to the Company based on his good faith belief that such a disclosure is in the best interests of Company; (ii) information that is, at the time of the disclosure, public knowledge; (iii) information disseminated by the Company to third parties in the ordinary course of business; (iv) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a confidential relationship to the Company; or
(v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

          7.  Inventions.  The Executive is hereby retained in a capacity such
              ----------
that the Executive's responsibilities may include the making of technical and managerial contributions of value to Company. The Executive hereby assigns to Company all rights, title and interest in such contributions and inventions made or conceived by the Executive alone or jointly with others during the Employment Period which relate to the Business. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. The Executive shall promptly and fully disclose all such contributions and inventions to Company and assist Company in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Inventions conceived by the Executive which are not related to the Business, will remain the property of the Executive.

          8.  Non-Competition. The Executive agrees that he shall not during
              ---------------
the Employment Period and for a period of one (1) year thereafter, without the approval of the Board, directly or indirectly, alone or as partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder (other than as provided below) of any company or business, engage in any "Competitive Business" within the United States. For purposes of the foregoing, the term "Competitive Business" shall mean any business directly involved in prepaid telecommunications services industry. Notwithstanding the foregoing, the Executive shall not be prohibited during the non-competition period applicable above from acting as a passive investor where he owns not more than five percent (5%) of the issued and outstanding capital stock of any publicly-held company. During the period that the above non-competition restriction applies, the Executive shall not, without the written consent of the Company, solicit any employee who is under contract with the Company or any current or future subsidiary or affiliate thereof to terminate his or her employment; nor shall the Executive solicit employees for any enterprise that competes with Company; but shall have the right to solicit employees not under contract with the Company for an enterprise that does not compete with the Company.

          9.  Breach of Restrictive Covenants.  The parties agree that a breach
              -------------------------------
or violation of Sections 6, 7 or 8 hereof will result in immediate and irreparable injury and harm to

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

the innocent party, and that such innocent party shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder.

          10.  Notice.  For the purposes of this Agreement, notices, demands
               ------
and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) three days after being mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

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

               (a)  If to the Company, to:


                    SmarTalk TeleServices, Inc.
                    1640 South Sepulveda Blvd., Suite 500
                    Los Angeles, CA 90025
                    Attn:  Chief Executive Officer


               with a copy to:


                    Robert M. Smith
                    Dewey Ballantine LLP
                    333 S. Hope Street
                    Los Angeles, CA 90071-1406


               (b)  If to the Executive, to:
                    Robert H. Lorsch
                    3188 Kings Court
                    Los Angeles, CA 90077


               with a facsimile copy thereof to Executive at (310) 471-9653 and with a further copy to:



                    Robert Thau
                    Rosenfeld, Meyer & Susman
                    9601 Wilshire Blvd.
                    Beverly Hills, CA  90210


or to such other respective addresses as the parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.


          11.  Excise Tax Limit.  Notwithstanding anything in this Agreement to
               ----------------
the contrary, in the event it shall be determined that any payment or distribution by the Company or any other person or entity to or for the benefit of the Executive is a "parachute payment" (within the meaning of Section 280G of the Code, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment") in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company (within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the
Code) (the "Excise Tax"), the Payments shall be reduced to the extent necessary so that such remaining Payment would not be subject to the excise tax imposed by
Section 4999 of the Code.

          12.  Arbitration; Legal Fees.  Except as provided in Section 9 hereof,
               -----------------------
any dispute or controversy arising under or in connection with this Agreement shall be (i) submitted

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

to mediation for resolution within a period of 30 days and (ii) if such mediation shall not result in a mutually agreeable settlement, shall be settled exclusively by arbitration in Los Angeles County, California in accordance with the rules of the American Arbitration Association then in effect, provided that the arbitrators shall be bound by the terms of this agreement and the law of California. Judgment may be entered on the arbitrator's award (which shall be final and non-appealable) in any court within Los Angeles County. The Company shall reimburse Executive for all reasonable legal fees and costs and other fees and expenses which Executive may incur in respect of any dispute or controversy arising under or in connection with this Agreement; provided, however, that the Company shall not reimburse any such fees costs and expenses if the fact finder determines that the action brought by the Executive was frivolous.

          13.  Waiver of Breach.  Any waiver of any breach of this Agreement
               ----------------
shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

          14.  Non-Assignment; Successors.  Neither party hereto may assign his
               --------------------------
or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that: (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

          15.  Withholding of Taxes.  All payments required to be made by the
               --------------------
Company to the Executive under Section 3(a) of this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

          16.  Severability.  To the extent any provision of this Agreement or
               ------------
portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

          17.  Director and Officer Insurance.  The Company shall use its best
               ------------------------------
efforts to obtain and maintain director's and officer's insurance for the Executive (in such amounts as are appropriate for executives of businesses comparable to that of the Company) pursuant to Board of Directors indemnity agreements then in force and shall give (and shall require the insurance carrier to give) timely notice to the Executive of termination of any such insurance policy.

          18.  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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

          19.  Governing Law.  This Agreement shall be construed, interpreted
               -------------
and enforced in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof.

          20.  Entire Agreement.  This Agreement constitutes the entire
               ----------------
agreement by the Company and the Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral, including without limitation the 1996 Employment Agreement; provided, however, that all stock option agreements between the Company and the Executive shall remain in full force and effect and provided, further, that Executive shall be entitled to all amounts payable or reimbursable under the 1996 Employment Agreement for periods ending on or prior to the date hereof. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.


          IN WITNESS WHEREOF, the parties have executed this Agreement as of February 26, 1998.




                                           SMARTALK TELESERVICES, INC.


                                           By:  /s/ Erich L. Spangenberg
                                                ________________________
                                                Erich L. Spangenberg


                                                /s/ Robert H. Lorsch
                                                ________________________
                                                Robert H. Lorsch





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